THIS JOINT VENTURE AGREEMENT made the 6th day of April, 2017.

BETWEEN

NEUTRISCI INTERNATIONAL CORP., with an address at Suite 1600 – 609 Granville Street Vancouver, British Columbia V7Y 1C3

("NeutriSci")

AND:

LEXARIA BIOSCIENCE CORP., with an address at 156 Valleyview Road, Kelowna, British Columbia V1X 3M4

("Lexaria" and together with NeutriSci, the "Parties")

WHEREAS:

A.      The Parties entered into a memorandum of understanding dated November 9, 2016 setting forth the basic terms of a proposed joint venture agreement;

B.      NeutriSci and Lexaria each wish to incorporate a jointly owned corporation (“Newco”) under the laws of British Columbia for the purpose of developing and selling a line of products that incorporate Lexaria’s technology for enhancing palatability and bioavailability of beneficial molecules including, but not limited to, cannabinoids, in NeutriSci’s existing and pipeline product formats (the "Business");

C.      The Parties are entering into this Agreement to set out the terms and conditions by which NeutriSci and Lexaria will each own a 50% interest in Newco and the Business.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree each with the other as follows:

1.         DEFINITIONS AND SCHEDULES

1.01      In this Agreement, unless the context otherwise requires, the following terms will have the following meanings:

“Closing” or “Closing Date” has the meaning assigned thereto in Section 2.02 of this Agreement.

"Effective Date" has the meaning assigned thereto in Section 2.02 of this Agreement.

“Equity Financing” has the meaning assigned thereto in Section 4.11 of this Agreement.

"Governmental Authorities" means any governments, whether federal, provincial, or municipal, and any branch, department or ministry thereof, or any governmental agency, authority, board, tribunal or commission of any kind whatsoever.

“Initial Contribution” has the meaning assigned thereto in Section 2.01 of this Agreement.

“Jointly Owned IP” has the meaning assigned thereto in Section 6.05 of this Agreement.

"Joint Venture" has the meaning assigned thereto in Section 2.06 of this Agreement.

"Joint Venture Assets" mean and any future assets purchased by or created on behalf of Newco and the Business and all other property, whether real, personal, or intellectual which is owned, leased, held, developed, constructed or acquired for the Business by or on behalf of the Parties.

"Law" or "Laws" means all applicable domestic and foreign national, federal, state and local Laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Lexaria IP” has the meaning assigned thereto in Section 6.01 of this Agreement.

“Lexaria New IP” has the meaning assigned thereto in Section 6.04 of this Agreement.

"Liabilities" means: (i) any and all penalties, costs, losses, damages, judgments, settlements, disbursements, expenses, fees, obligations, debts, duties, judgments and other liabilities howsoever characterized, whether known or unknown, accrued or unaccrued, actual, contingent or otherwise, and any and all actions, claims, contests, suits, proceedings, demands and other judicial or administrative actions seeking to impose any of the foregoing; and (ii) environmental liabilities.

"MOU" means the memorandum of understanding dated November 9, 2016 entered into between NeutriSci and Lexaria.

“NeutriSci IP” has the meaning assigned thereto in Section 6.02 of this Agreement.

“NeutriSci New IP” has the meaning assigned thereto in Section 6.03 of this Agreement.

"Net Profits" means income available for distribution to the Parties after deducting all expenses incurred by the Business as determined by quarterly financial statements of the Business, and specifically excludes non-Business activities of the Parties.

“Newco Improvements” has the meaning assigned thereto in Section 6.06 of this Agreement.

"Operations" means all activities carried out by the officers and directors of Newco in respect of the Business.

"Ownership Interest" means all the right, title and interest of a Party in and to the Joint Venture, the Joint Venture Assets and accrued interest thereon and the Party's interest in and to this Agreement.

"Person" means any individual, firm, partnership, joint venture, trust, corporation, limited liability company, unincorporated organization, estate or other business entity.

"Parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

“Revenue Interests” has the meaning assigned thereto in Section 2.05 of this Agreement.

"Tax" and "Taxes" shall mean any or all Canadian federal, provincial, local or foreign (i.e. non-Canadian) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed.

1.02      The following is a list of schedules to this Agreement:

              Schedule "A" – Form of Articles

INITIAL CONTRIBUTIONS & INTERESTS

2.01      The Parties will contribute the following as initial contributions for the purpose of acquiring an ownership interest in Newco and to provide the necessary funding of initial operating costs of the Business for the first three (3) to six (6) months:

(a)	NeutriSci, as its initial contribution, will deposit CDN$25,000 into Newco’s bank account or other such account as the parties may agree.

(b)	Lexaria, as its initial contribution, will deposit CDN$25,000 into Newco’s bank account or other such account as the parties may agree.

(together, the “Initial Contribution”)

2.02      Upon completion of the Initial Contribution by each party (the “Closing” or “Closing Date”) and the completion of the incorporation of Newco (together, with the Closing Date, the “Effective Date”), the Parties ownership interests in Newco and the Business will be the following:

NeutriSci	-	50%
Lexaria	-	50%

2.03      Upon the Effective Date, and except for the President’s Salary (as defined section 4.10) the Parties shall bear the costs arising under this Agreement and the operation of the Business as to the following:

NeutriSci	-	50%
Lexaria	-	50%

2.04      Upon the Effective Date, and except for the President’s Salary, the Parties shall have the following liability for all things that are not operating costs arising under this Agreement and the operation of the Business as to the following:

NeutriSci	-	50%
Lexaria	-	50%

2.05      Upon the Effective Date, the Parties shall receive all revenues and profits derived from the operation of the Business as to the following (the “Revenue Interests”):

NeutriSci	-	50%
Lexaria	-	50%

2.06      On Closing, NeutriSci and Lexaria shall be deemed to have formed a joint venture for operation and further development of the Business of Newco (the "Joint Venture").

3.          REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01      Each of NeutriSci and Lexaria represents and warrants to the other as follows:

(a)	It is duly incorporated and is in good standing as to the filing of annual returns under the laws of the jurisdiction of its incorporation.

(b)	It has the corporate or other power to enter into this Agreement.

(c)

All necessary and requisite corporate proceedings, resolutions and authorizations have been or will be taken, passed, done and given to authorize, permit and enable it to execute and deliver this Agreement.

(d)

The entering into of this Agreement will not be in contravention or constitute default under the laws of the incorporation jurisdiction of the Party or any indenture, deed, agreement, undertaking or obligation of the Party or to which it is a party.

(e)

There are no actions or proceedings pending or, to its knowledge threatened which challenge the validity of this Agreement or which might result in a material adverse change in the financial condition of any Party or which would materially adversely affect its ability to perform its obligations under this Agreement or any other document in connection with them.

(f)	This Agreement is a valid, binding and enforceable obligation of each of the Parties in accordance with its terms.

(h)

It has not, and to the best of its knowledge and following due inquiry, nor has any other Person, in relation to the Business received any notice of any breach of any Law or notice of default of any of the terms or provisions of any agreements or instruments in respect of the Business and it has no knowledge of any act or omission or any condition with respect to the Business which could be give rise to any such notice.

(i)	None of the foregoing representations and warranties contains any untrue statement of a material fact or omits to state any material fact.

4.          FORMATION AND MANAGEMENT OF JOINT VENTURE COMPANY

4.01      On or before Closing, NeutriSci and Lexaria shall form Newco as a corporation under the jurisdiction of British Columbia.

4.02      On or before Closing, the Parties shall procure that such shareholder and director meetings are held, and resolutions passed, to ensure that Newco shall have the characteristics set out in this section.

4.03      The authorized share capital of Newco shall comprise of common shares without par value with each common share entitling its holder to one vote. Upon incorporation, Newco shall have an issued and outstanding of 50,000 common shares with NeutriSci and Lexaria each holding 25,000 common shares of Newco.

4.04      The name of Newco shall be Ambari Corporation or any other name as mutually agreed to between the parties, subject to the approval of the B.C. Registrar of Companies.

4.05      Newco’s articles of incorporation shall be substantially in the form in Schedule “A” attached thereto.

4.06      The registered office of Newco shall be Suite 2200, HSBC Building 885 West Georgia Street, Vancouver, B.C. V6C 3E8 upon or before Closing.

4.07      The financial year-end of the Newco shall end on December 31 in each year.

4.08      As soon as reasonably practicable, Newco shall open USD and CAD bank accounts with the Board of Directors having sole authority to approve all financial transactions in connection with Newco and the Business.

4.09      Mr. Glen Rehman and Mr. Chris Bunka shall each be appointed as directors (each a “Director”) , Mr. Keith Bushfield shall be appointed as the President (the “President”), and Mr. John Docherty shall be appointed as Chief Technical Officer (the “CTO”) of Newco.

4.10      The President shall be responsible for the day-to-day operations of Newco and shall be employed on a full-time basis with a monthly salary of CDN$12,500 per month (the “President’s Salary”). Such salary shall be contributed by NeutriSci and Lexaria on a monthly basis with NeutriSci contributing in the amount of CDN$10,000 per month and Lexaria contributing in the amount of CDN$2,500 per month.

4.11      On the earlier of six (6) months from the Effective Date or in the event Newco completes an equity financing (the “Equity Financing”) of no less than CND$500,000 on terms subject to the unanimous consent of the Directors, then one-hundred percent (100%) of the President’s Salary shall be paid by Newco.

4.12      Subject to the terms and provisions of this Agreement, the President shall have the following powers and duties:

(a)	The President shall manage, direct and control Operations with best efforts towards maximum efficiencies and profitability;

(b)

The President shall keep the Joint Venture Assets free and clear of all encumbrances, except for those existing at the time of, or created concurrently with, the acquisition of such Joint Venture Assets;

(c)	The President shall obtain and maintain insurance for Newco, with such limits and deductibles, as would normally be maintained by a reasonably prudent manager in the circumstances;

(d)

The President shall keep NeutriSci and Lexaria advised of all Operations by submitting in writing to each respective party a report every thirty (30) days. At all reasonable times the President shall provide NeutriSci and Lexaria access to, and the right to inspect, audit, and copy all production reports, invoices, operations and other information acquired in Operations; and

(e)	The President shall conduct all Operations in a good, workmanlike and efficient manner, in substantial accordance with sound industry standards and practices.

4.13      In the event that six (6) months from the Effective Data has passed and the Equity Financing has not been completed, then the President’s Salary shall be reduced to CDN$5,000 per month until such time as the CDN$500,000 financing has been completed.

5.          OPERATION OF JOINT VENTURE

5.01      The Parties acknowledge that any regulated substance such as cannabis oil is handled and transacted only by local and state-licensed entities in all applicable jurisdictions. Evidence of proper business insurance may be required.

5.02      After funds from the Initial Contribution have been depleted, and before the completion of the Equity Financing, subsequent funds required from time to time by the Parties to operate the Business will be obtained first by funding as to 50% by Lexaria and 50% by NeutriSci into the bank account of Newco. If a Party wishes to obtain a loan for the Business to fund their required contribution to the Joint Venture, they shall first provide the other Party with particulars of the terms of any such proposed loan including the amount of any commitment or other loan fees, the security required by the lender and other terms and conditions, and shall not finalize any such loan without the prior written approval of the other Party, such approval not to be unreasonably delayed or withheld. No Party may encumber the Business nor offer the Business as security without the express written permission of all other Parties to the Business.

5.03      Commencing not sooner than six (6) months following the Effective Date, the Net Profits as defined by audited quarterly financial statements prepared under IFRS (or US GAAP) shall be distributed to each of the Parties in proportion to their respective then-current equity ownership interests on a quarterly basis in arrears, but only after and the amount in excess of a net profit operating balance of CDN$500,000 has been established. Then-current equity ownership interest shall mean the lowest percentage equity ownership interest experienced by a Party at any point in any Newco fiscal quarter.

5.04      If either Party (the "Defaulter") fails to provide its contribution to the Business within twenty (20) business days from the date required (the "Deficiency"), then the Party who has paid its contribution may give written notice to the Defaulter to pay its Deficiency. If such Defaulter does not pay its Deficiency within forty-five (45) days of such notice, that Party making its own contribution as required (the "Contributor") will not be required to but may pay all or any part of the Deficiency on behalf of the Defaulter. If the Contributor pays all or any part of the Deficiency on behalf of the Defaulter:

(a)

The total amount advanced by the Contributor on behalf of the Defaulter will be aggregated quarterly and interest will accrue on the same from the date or dates of such contribution at a rate of interest equal to that charged by the Bank of Canada’s prime rate plus 10 percent (10%). Such total amount and all interest accrued and unpaid thereon from time to time will be herein called the "Deficiency Contribution";

(b)	Any Deficiency Contribution will be Payable by the Defaulter to the Contributor on demand (the “Demand Notice”) by the Contributor.

(c)

Any Deficiency Contribution payment that has been demanded and not paid within 30 days of such demand notice shall be immediately, and without further notice by the Contributor, convertible at the exclusive option of the Contributor into 1% of ownership interest of Newco for every CDN$10,000 of the Deficiency Contribution including unpaid interest. The Defaulter in this case agrees to enter a purchase and sale agreement with the Contributor 30 days following the Demand Notice that will effect the sale of Defaulter’s ownership interest in Newco to Contributor at the rate of 1% of ownership for every CDN$10,000 of Deficiency Contribution paid by Contributor, including unpaid interest.

5.05      The President shall present to the Directors for review and approval a one-year business plan and one-year budget within fourty-five (45) days of the Effective Date. The business plan will include the normal items found within a business plan, including but not limited to: executive summary; budgets; financing plans; revenue forecasts; operations; management and operations structure; key products and services; market for key products and services; and sales, distribution and marketing strategies, etc.

5.06      The President shall present to the Directors on not less than a monthly basis, management and operations meetings to inform the Directors fully on all aspects of the previous month’s Operations of the Business of Newco, and to discuss and plan for the Operations of the Business of Newco for the month to come. The President shall prepare and circulate minutes of each meeting to the Directors not more than seven (7) days after each meeting is held. Meetings will generally be held by teleconference but can also be conducted in-person. Any of the Directors and the President can call a meeting at any time with five (5) business-days’ notice to the other participants. A meeting is not valid unless a quorum is present, and a quorum is defined as not less thanthree eligible persons from the then-current list of Directors and President and Chief Technology Officer.

5.07      The President shall be responsible for obtaining and managing appropriate liability insurance for the purposes of; ensuring all monthly accounts with 3rd party vendors are kept up to date; to apply for all necessary permits, licenses and similar authorizations in the conduct of the Business; and to notify the Directors in writing of any allegations or reasonable suspicion of fraud, illegal activities or non-compliance with any bylaws or other regulations.

5.08      It is understood by the Parties that the Business of NewCo shall include development and commercialization of products that may contain controlled substances derived from marijuana and/or hemp in certain jurisdictions, e.g., cannabidiol and/or tetrahydrocannabinol. The President shall be responsible for ensuring that all developmental and finished products produced and hereunder are handled, tested, distributed and/or sold in compliance with all laws applicable to the cannabinoid industry within the relevant jurisdiction(s). In order to do so, it is further understood by the Parties that the President may, from time to time, be required to contract the services of appropriately licensed, third party manufacturers, testing facilities and distributors. When necessary, the President will endeavor to do so with the best financial terms, respecting all provisions outlined in Sections 6 and 10 hereunder and with the understanding that he is not permitted to sublicense any intellectual property to any third party without the express written mutual consent of the Directors.

6.          INTELLECTUAL PROPERTY

6.01      Lexaria retains full, absolute, and complete rights to all processes covered or described in all of its granted and/or pending patent applications filed prior to and following the date of this Agreement, and any future continuations, continuations in part or divisional applications filed thereto comprise its technology in addition to any unpatented trade secrets, know-how or formulations not generally available to the public as shown in Schedule “B” attached hereto (“Lexaria IP”) and reserves the right to license or otherwise utilize such Lexaria IP for any purpose whatsoever.

6.02      NeutriSci retains full, absolute, and complete rights to all processes covered or described in all of its granted and/or pending patent applications filed prior to and following the date of this Agreement, and any future continuations, continuations in part or divisional applications filed thereto comprise its technology, in addition to any unpatented trade secrets, know-how or formulations not generally available to the public as shown in Schedule “C” attached hereto (“NeutriSci IP”) and reserves the right to license or otherwise ulitlize such NeutriSci IP for any purpose whatsoever.

6.03      Any intellectual property resulting from NeutriSci or its parent company’s work, know-how, or development that does not include or rely upon Lexaria’s IP, or from jointly owned intellectual property, shall be owned by NeutriSci or its parent company (“NeutriSci New IP”).

6.04      Any intellectual property resulting from Lexaria’s or its subsidiary Lexaria CanPharm Corp’s work, know-how, or development that does not include or rely upon NeutriSci’s IP or from jointly owned intellectual property, shall be owned by Lexaria or by Lexaria CanPharm Corp (“Lexaria New IP”).

6.05      Joint Improvements: Rights and title to intellectual property improvements made by either party, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from either party’s intellectual property shall be jointly owned intellectual property (“Jointly Owned IP”) by both Parties under an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license. The Parties shall cooperate to cause the filing of one or more patent applications covering any such Jointly Owned IP. The Parties will mutually agree upon which of them shall be responsible for filing, prosecution and maintenance of Jointly Owned IP. The expenses of such filing, prosecution and maintenance shall be equally shared by the Parties unless one of the Parties assigns all of its rights to the other Party. Both Parties agree to assist the other Party in enforcing its rights in the Jointly Owned IP. The costs of any such assistance or cooperation will be borne by the requesting party.

6.06      Rights and title to intellectual property improvements after the execution of the Agreement which are conducted, researched, discovered by Newco and/or Lexaria and/or NeutriSci, relating to the Business, products of Newco, its employees and consultants whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from NeutriSci IP, NeutriSci New IP, Lexaria IP, or Lexaria New IP and which are improvements thereto by Newco, its employees or its partners, shall be owned by Newco (“Newco Improvements”). In respect to such Newco Improvements, Newco shall grant to each of the Parties a license to use the underlying intellectual property supporting any such improvement for the term the Agreement (including any renewal terms) and Newco shall agree to negotiate in good faith terms of license renewal after the end of the term of the Agreement.

6.07      If Lexaria or NeutriSci develops any Newco Improvements, then Lexaria or NeutriSci will promptly provide Newco with written notice of such improvements. Following receipt of notice of such improvements, each of the Parties shall have the exclusive right during the term of the Agreement to receive a license from Newco for the improvements for that party’s use (not to be re-licensed to third parties). After the Agreement expires, each Party shall have the option, upon mutually agreeable terms and conditions that the Parties shall negotiate in good faith, to license the improvements for its own use but not to be re-licensed to third parties, though nothing shall be interpreted to require Newco to sell or license the improvements to either party after the License Agreement expires.

6.08      The Parties shall represent that all partners, employees and other persons acting on its behalf in performing their obligations shall be obligated under a binding written agreement to assign, or as they each shall direct, all intellectual property improvements that include or rely on intellectual property conceived or reduced to practice by such partners, employees or other persons acting on their behalf in accordance with this Agreement.

6.09      Upon making any invention that does not include or rely upon Jointly Owned IP, Newco Improvements or upon intellectual property belonging to the other party, the discovering party has no obligation to share such information of invention with the other party nor inform Newco of said invention, and the discovering party retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention.

6.10      Upon execution of this Agreement, the Parties each agree to license its respective or jointly owned intellectual property, know-how and processes to Newco at no charge to the extent Newco requires in order to execute its business plan.

7.          DEFAULT

7.01      It is an event of default (a "Default") if a Party (the "Defaulting Party", the other Parties being the "Non-Defaulting Parties"):

(a)

fails to observe, perform or carry out any of his obligations hereunder and such failure continues for thirty (30) days after any of the Non-Defaulting Parties have, in writing, demanded that such failure be cured;

(b)	fails to take reasonable actions to prevent or defend assiduously any action or proceeding in relation to any of their Ownership Interest for seizure, execution or attachment or which claims:

(i)	possession;

(ii)	sale;

(iii)	the appointment of a receiver or receiver-manager of its assets; or

(iv)	forfeiture or termination;

of or against any of the Ownership Interest of the Defaulting Party, and such failure continues for thirty (30) days after a Non-Defaulting Party has, in writing, demanded that the same be taken or the Defaulting Party fails to defend successfully any such action or proceeding;

(c)	becomes bankrupt or commits an act of bankruptcy or if a receiver or receiver-manager of his assets is appointed or makes an assignment for the benefit of creditors or otherwise;

(d)	fails after fourteen days' notice in writing to the other to resolve any deficiency or breach of Section 5.04 or of Section 11, hereof.

7.02      In the event of a Default, the Non-Defaulting Parties may do any one or more of the following:

(a)

pursue any remedy available to them in law or in equity, it being acknowledged by each of the Parties that specific performance, injunctive relief (mandatory or otherwise) or other equitable relief may be the only adequate remedy for a Default;

(b)

take all actions in their own names or in the name of the Defaulting Party or the Parties as may reasonably be required to cure the Default, in which event all payments, costs and expenses incurred therefor shall be payable by the Defaulting Party to the Non-Defaulting Parties on demand with interest at the Royal Bank of Canada prime commercial rate of interest for its most creditworthy customers plus 6% per annum;

(c)	implement the ownership valuation sales procedure as set out in Section 5.04 hereof;

(d)	waive the Default provided, however, that any waiver of a particular Default shall not operate as a waiver of any subsequent or continuing Default.

8.          NO PARTNERSHIP

8.01      Except as otherwise expressed in this Agreement, the rights and obligations of the Parties will be, in each case, several, and will not be or be construed to be either joint or joint and several. Nothing contained in this Agreement will, except to the extent specifically authorized hereunder, be deemed to constitute a Party a partner, an agent or legal representative of the other Parties. It is intended that this Agreement will not create the relationship of a partnership among the Parties and that no act done by any Party pursuant to the provisions hereof will operate to create such a relationship.

8.02      Notwithstanding Section 8.01, in the event the Parties wish to enter into a partnership, they may do so with an additional addendum to this Agreement.

9.          FINANCIAL

9.01      Each Party shall be responsible for and pay their own respective corporate and personal tax and duty obligations, whether in Canada, the United States, or elsewhere, and each of the Parties shall hold the other and the Joint Venture harmless and agree to indemnify them for those tax and duty obligations, as well as and costs of collection, interest, fines, penalties, or litigation.

9.02      The books of account of the Business shall be maintained on an accrual basis in accordance with International Financial Reporting Standards, consistently applied, and shall show all items of income and expense, all assets and liabilities and the contribution accounts of the Parties.

9.03      Any Party shall have the right from time to time at all reasonable times during usual business hours and without causing a material disruption of the Business, to audit, examine and make copies of or extracts from all records relating to the Business. Such right may be exercised through any agent or employee of such Party designated by it, or by independent accountants designated by such Party. Such Party shall bear all expenses incurred in any such audit or examination or for copies or extracts made at such Party's request.

9.04      Any combination of the CFO, controller, and/or auditors of each of the Parties shall have online read-only access to Newco’s bank account for purposes of auditing and accounting. Newco shall provide to each of the Parties, within 15 days of each Party’s fiscal quarter-end, financial statements detailing the financial operations and performance for the 3-month period just ended, and simultaneously provide copies of all Newco bank statements, expense reports, and material agreements for the 3-month period just ended. Computerized records shall be kept in SAGE or equivalent software and be made available to either Party’s financial personnel as described within this Section within two (2) business day’s notice.

9.05      Unanimous written consent in advance from the Directors is required in each of these circumstances:

i)	Aggregate funding schedules or budgets for all aspects of building, growing and operating the Business that involve annual budgets of CDN$100,000 or more;

ii)

Each capital expenditure incurred by the Business or Operations of more than CDN$75,000 and each salary, wage or bonus offered by the Business or Operations of more than CDN$75,000 per annum; or salary wage or bonuses paid to the same party, or capital expenditures paid to the same supplier or service provider that in aggregate exceed CDN$75,000 per annum.

iii)	Sales or marketing deals or alliances which involve costs, discounts or concessions greater than CDN$25,000 in any given year

10.	CONFIDENTIALITY

10.01

Confidential Information - In this Agreement, references to a “Disclosing Party” mean a party disclosing Confidential Information, and references to a “Receiving Party” mean a party receiving Confidential Information.

10.02

In this Agreement, the term “Confidential Information” means the following disclosed, generated or derived in connection with the Business (a) any information of whatever nature or form relating to the Disclosing Party and its affiliates, subsidiaries, or any customer of or supplier or lender of the Disclosing Party and its affiliates regardless of whether the Confidential Information was communicated orally, in writing or by electronic transmission, and (b) any summaries, notes, analyses, compilations, studies or other records that contain or otherwise reflect or have been generated, wholly or partly, or derived from such Confidential Information (“Derivative Information”). The term “Confidential Information” shall not include such portions of the Confidential Information which (i) are, or prior to the time of disclosure or utilization become, generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives (as hereafter defined), or (ii) are received by the Receiving Party from an independent third party who had obtained the Confidential Information lawfully and to its knowledge was not under an obligation of secrecy or duty of confidentiality owed to the Disclosing Party, or (iii) the Receiving Party can show were in its lawful possession before it received such Confidential Information from the Disclosing Party, or (iv) the Receiving Party can show was independently developed by the Receiving Party or on the Receiving Party’s behalf.

10.03

Non-Disclosure and Restricted Use − The Confidential Information will be kept confidential and will not, without prior written consent of the Disclosing Party, or as expressly provided in this Agreement, be disclosed by the Receiving Party in any manner whatsoever, in whole or in part, and will not be used by the Receiving Party, directly or indirectly, for any purpose other than evaluating and completing the Business.

10.04

Storage and Records – The Receiving Party shall store the Confidential Information properly and securely and ensure that reasonable physical, technological and organisational measures are in place to protect the Confidential Information against unauthorised or unintended access, use or disclosure.

10.05

Access Limited to Representatives – The Receiving Party may reveal or permit access to the Confidential Information only to its subsidiaries or parent company, agents, representatives (including lawyers, accountants and financial advisors), directors, officers and employees (each a “Representative”) who need to know the Confidential Information for the Business, who are informed by the Receiving Party of the confidential nature of the Confidential Information, who are directed by the Receiving Party to hold the Confidential Information in confidence and who agree to act in accordance with the terms and conditions of this Agreement. The Receiving Party will take all necessary precautions or measures to prevent improper access to the Confidential Information or use or disclosure of the Confidential Information by its Representatives and will be responsible for any breach of this Agreement by any of its Representatives. The Receiving Party will, in the event of a breach of the Agreement or any disclosure of Confidential Information by the Receiving Party or its Representatives, other than as permitted by this Agreement, through accident, inadvertence, or otherwise, notify the Disclosing Party of the nature of the breach promptly upon the Receiving Party’s discovery of the breach.

10.06

Proprietary Rights - The Receiving Party acknowledges that the Confidential Information is a proprietary asset of the Disclosing Party and its affiliates and agrees that as between the Receiving Party and the Disclosing Party, the Disclosing Party will retain proprietary rights in the Confidential Information and the disclosure of such Confidential Information shall not be deemed to confer upon the Receiving Party any rights whatsoever in respect of any Confidential Information.

10.07

Return of Confidential Information - Upon the request of the Disclosing Party, the Receiving Party and its Representatives will, at the Receiving Party’s own expense, promptly return all copies of the Confidential Information, except for that portion of the Confidential Information which consists of Derivative Information which will be destroyed and in the case of information stored in electronic form, it will be permanently erased. Notwithstanding the return or destruction of the Confidential Information, the Receiving Party and its Representatives shall continue to be bound by the confidentiality and other obligations hereunder.

10.08

No Representation – Although the Disclosing Party will endeavour to include in the Confidential Information data which the Disclosing Party believes to be reliable and relevant for the purpose of evaluating the Business, the Receiving Party acknowledges that the Disclosing Party makes no representation or warranty as to the accuracy or completeness of the Confidential Information. The Receiving Party also agrees that neither the Disclosing Party nor its Representatives shall have any liability, direct or indirect, to the Receiving Party as a result of errors in, omissions from or the use of Confidential Information by the Receiving Party or its Representatives.

10.09

Required Disclosure − In the event that the Receiving Party or any of its Representatives become legally compelled or are required by regulatory authorities having appropriate jurisdiction to disclose any of the Confidential Information, the Receiving Party will promptly provide the Disclosing Party with written notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The Receiving Party will cooperate with the Disclosing Party on a commercially reasonable basis to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained before the Receiving Party or its Representatives become compelled or required to disclose as aforesaid, or the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party will furnish only that portion of the Confidential Information which is legally required to be disclosed and will exercise all commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information so furnished.

10.10

Acknowledgement – The Parties acknowledge that access by it or its Representatives to the confidential information may provide such party with material confidential information concerning Newco or either of the Parties or its affiliates which has not been publicly disclosed. Accordingly, each party may be subject to applicable securities laws, including the securities laws in Canada and the USA, which would restrict its ability to trade in any of either the Parties’ or any of its affiliates, subsidiaries’ and parent company’s securities. This agreement does not represent a commitment on the part of either party hereto to purchase the products or services of the other party nor a commitment to enter into any business venture with the other party nor an encouragement to expend funds in the development of any products or services. Further, this agreement does not in any way prevent or constrain either party’s use of any other provider of, or either party’s current or future development of, products or services similar to the products or services provided by the other party hereto or the products or services which are the subject of the discussions anticipated by this agreement.

10.11

Certain Definitions − In this Agreement, the term “affiliate” shall mean a person directly or indirectly controlling, or controlled by, or under common control with, the Receiving Party or the Disclosing Party, as the case may be, with “control” meaning the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise. The term “person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, or other entity of any kind or nature.

12.

Governing Law − This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

13.

Non-Waiver − No failure or delay by either party, as the case may be, in exercising any right, power or privilege under this Agreement will operate as a waiver thereof unless such right, power or privilege expires by the terms of this Agreement, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege under this Agreement.

14.

Injunctive Relief − The parties acknowledge that disclosure of the Confidential Information or other breach of this Agreement would cause serious and irreparable damage and harm, and that remedies at law would be inadequate to protect against breach of this Agreement, and agree in advance to the granting of injunctive relief in each other’s favour for any breach of the provisions of this Agreement and to the specific enforcement of the terms of this Agreement, without proof of actual damages, and without the requirement to post a bond or other security, in addition to any other remedy to which the parties would be entitled.

15.

Term − The parties acknowledge that the confidentiality and non-use obligations in this Agreement pertaining to Confidential Information shall persist for so long as this Agreement is in effect, and also survive any termination or expiration of this Agreement for a period of two (2) years after disclosure by the Disclosing Party to the Receiving Party.

11.	BUY-SELL PROCEDURE

11.01

If either of the Parties is desirous of selling all or any part of its Ownership Interest in Newco (the “Selling Party”), then it must first offer such Ownership Interest to the other Party before offering such Ownership Interest to any third party. The Selling Party (hereinafter referred to as the "Offeror") shall give to the other party (hereinafter referred to as the "Offeree") notice in writing which shall contain the following terms and provisions:

(a)	the price for the Ownership Interest to be sold;

(b)	an offer to buy all of the Ownership Interest owned by the Offeree at a fixed price per percentage point of ownership (the “Sale Price”) determined solely by the Offeror;

(c)	an offer to sell all of the Ownership Interest owned by the Offeror to the Offeree at the same Sale Price determined solely by the Offeror; and

(d)	payment of an amount equal to the total purchase price by certified cheque or any other valuable consideration agreeable to both Parties on closing.

11.02

Upon receipt of the notice, the Offeree may, within a period of 30 days thereafter, accept either one of the offers contained in the notice and shall give written notification to the Offeror accepting either the Offeror's offer to purchase or the Offeror's offer to sell as contained in the notice.

11.03

The individual parties hereto agree that failure to accept within the time limited as aforesaid shall be for all intent and purposes be deemed to have been a rejection of the Offeror's offer to purchase in the same manner as if the Offeree had, in fact, rejected such offer to purchase by notice in writing. The appropriate offer in accordance with the foregoing and acceptance thereof by either notice in writing or the failure of the Offeree to accept the same shall be deemed to constitute a binding agreement of purchase and sale as set out in the Offeror's notice and in the terms and provisions of this Agreement. The transaction or transactions of purchase and sale arising from the foregoing shall be completed within 60 days after acceptance.

11.04

In the event of a sale of an Ownership Interest in Newco as herein provided for, the party selling shall in this Section be referred to as the "Seller" and the party purchasing shall in this Section be referred to as the "Purchaser", and the following additional provisions shall apply:

(a)	the date scheduled for closing (the “Sale of Ownership Closing") may be at any earlier date agreed to and fixed by the individual parties hereto;

(b)	any amount payable under the agreement of purchase and sale or other agreed transaction shall be paid by of certified cheque or as otherwise acceptable to both Parties;

(c)

if, upon the date set for the Sale of Ownership Closing, the Parties shall be indebted to the Seller in an amount recorded on the books of the Parties and verified by the auditors/accountants of the Parties, such indebtedness shall be paid to the Seller by the Parties at the time of the Sale of Ownership Closing;

(d)

if, upon the date set for the Sale of Ownership Closing, the Seller shall be indebted to the Parties in an amount so recorded and verified, the Purchaser shall be entitled under the purchase price to pay, satisfy and discharge all or any portion of such indebtedness and to receive and to take credit against the purchase for the amount or amounts so paid on account of such indebtedness;

(e)

if, on the date of the Sale of Ownership Closing, the Seller is responsible on any covenant for the liabilities of Business the Purchaser shall procure for the Seller and deliver at the time of closing releases from any such covenants or guarantees or, failing that, shall indemnify the Seller from any claim, action, demand or liability that may arise by reason of such covenants or guarantees;

(f)

if, on the date of the Sale of Ownership Closing, the Seller shall have any securities lodged with any person, including the Parties' bankers, to secure any indebtedness of the Parties, then the Purchaser shall deliver the same free and clear of any claims in connection with such indebtedness to the Seller. In the event the Purchaser is unable to deliver the same, then the Purchaser shall execute all such documents as may be reasonably required in order to indemnify and save harmless the Seller in relation thereto;

(g)

if, on the date of the Sale of Ownership Closing, the Seller shall, for any reason, fail or refuse to complete the transaction, the Purchaser shall have the right upon such default without prejudice to any other rights which the Purchaser may have, upon payment by the Purchaser of the balance due on closing (less or plus any adjustment herein permitted) to the credit of the Seller in any chartered bank in the Province of British Columbia or the solicitors for the Business on behalf of and in the name of the Seller to complete the transaction as aforesaid and the Seller hereby irrevocably constitutes the Purchaser the true and lawful attorney of the Seller to complete the transaction and to execute any and every document necessary in that behalf;

(h)

between the date of any offer and the date of the Sale of Ownership Closing of any ensuing transaction neither the Seller nor the Purchaser shall do or cause to be done anything except in the ordinary course of business;

(i)

notwithstanding any term or provision of this Agreement to the contrary, once any of the sale provisions hereinbefore referred to are invoked or become operative pursuant to the provisions of this Agreement, no other offer or notice of sale or intention to sell shall be given or accepted until the Sale of Ownership Closing or termination of the ensuing transaction.

11.05

In the event that no transaction is completed via the provisions of Sections 11.01 through 11.04, above, then the Selling Party is permitted to offer all or any part of its Ownership Interest to any third party. In the event that the Selling Party reaches any agreement, letter of intent or similar to sell all or any part of its Ownership Interests (the “Intent to Purchase”), AND in the event that any price, term, or condition of such Intent to Purchase differs from the offer may under Section 11.01, above, then all the provisions of Sections 11.01 through 11.04 must be offered by the Selling Party to the Offeree PRIOR to the Selling Party completing its proposed sale transaction with the third party.

12.	GENERAL PROVISIONS

12.01	This Agreement shall terminate:

(a)

The Parties, acting together, collectively sell the Business after which this Agreement will cease to have any effect or be binding upon the parties except in respect of the resolution of the rights and obligations of the parties during the period prior to such sale and the payment of all monies between the parties arising as a result; or

(b)	if the Parties hereto consent in writing to the termination hereof.

12.02      NeutriSci and Lexaria shall execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

12.03      The provisions herein constitute the entire agreement between the Parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, including the MOU, between the Parties with respect to the subject matter hereof.

12.04      If any provision of this Agreement is unenforceable or invalid for any reason whatever, it shall not affect the enforceability or validity of the remaining provisions of this Agreement and such provision shall be severable from the remainder of this Agreement.

12.05      Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, courier service or by electronic communication, capable of producing a printed transmission to or delivered at the address of the other party first written above or at such other address as any of the parties may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed or couriered, forty-eight hours after the time of mailing or if sent by electronic communication on the date of such communication. If normal mail service or courier service is interrupted by strike, slow down, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

12.06      Time shall be of the essence hereof.

12.07      This Agreement shall be governed by and construed in accordance with the laws in force in the Province of British Columbia from time to time.

12.08      Each of NeutriSci and Lexaria shall make, do and execute or cause to be made, done or executed all such further things, acts, documents, conveyances and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually.

12.09      This Agreement shall enure to the benefit of and be binding upon the Parties and their respective personal representatives, successors and permitted assigns.

12.10      This Agreement may be signed by facsimile, email, or original, and executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement

-Signature Page Follows-

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

NEUTRISCI INTERNATIONAL CORP.

Per:
Authorized Signatory

LEXARIA BIOSCIENCE CORP.

Per:
Authorized Signatory

SCHEDULE "A"

Form of Articles of Newco

SCHEDULE "B"

List of Lexaria IP and Knowhow

Lexaria Owned Trademarks:

	Application
TurboTHC	1822307	Feb 10, 2017	USA#87256120
TurboCBD	1822307	Feb 10, 2017	USA#87142224
ViPova	Pending….

Lexaria Patent Information:

		Application	Application Filing	Attorney Docket	Issued	Issuance
No.	Application#	Type	Date	#	Patent#	Date
US
1	62/010,601	Provisional	06/11/2014	007341-001PV1
US
2	62/037,706	Provisional	08-15-2014	007341-001PV2
US
3	62/153,835	Provisional	04-28-2015	007341-001PV3
US
4	62/161,324	Provisional	05-14-2015	007341-001PV4
5	14/735,844	US Utility	06/10/2015	007341-001US1	9,474,725	10-25-2016
US
6	15/225,799	Continuation	08/01/2016	007341-001US2
US
7	15/225,802	Continuation	08/01/2016	007341-001US3
PCT
8	PCT/US15/35128	International	06/10/2015	007341-001WO1
Australia
9	2015274698	National	06/10/2015	007341-001AU1	Pending	06/02/2017
Australia
10	To Be Filed	Divisional	06/10/2015	007341-001AU2
Canada
11	2949369	National	06/10/2015	007341-001CA1
China
12	201580031524.X	National	06/10/2015	007341-001CN1

		Europe
13	15806768.6	National	06/10/2015	007341-001EP1
		India
14	201647041745.00	National	06/10/2015	007341-001IN1
		Japan
15	516371405	National	06/10/2015	007341-001JP1
		US
16	62/264,959	Provisional	12/09/2015	007341-002PV1
		PCT
17	PCT/US16/64295	International	12/01/2016	007341-002WO1
		US
18	62/264,967	Provisional	12/09/2015	007341-003PV1
		PCT
19	PCT/US16/64296	International	12/01/2016	007341-003WO1
		US
20	In Preparation	Provisional		007341-004PV1

SCHEDULE "C"

List of Neutrisci IP and Knowhow

Pteropure:

-	Pterostilbene Patents - List of numbers

o	8,133,917
o	8,252,845
o	USSN 12/136,341 (US 2009/0069444 A1)
o	PCT/IN2009/000313 (WO 2010/010578 A2)
o	USSN 13/105,470
o	US 61/484,977
o	US 61/535,143
o	US 61/570,048

-	International Filing and Issued Patents
PCT
PCT/US2012/064933
Korea
10-2012-7013257
Mexico
2012/005013
Russia
2012 122241
EU
5774387.4
10775793.2
Canada
2778151
China
201080048865.5
Israel
219318
Japan
2012-535862

Purenergy:

-	Purenergy Patents – List of Numbers

o	8,399,712

Nicotinamide Riboside (NR):

-	NR Patents – List of Numbers

o	8,106,184
o	8,114,626

o	8.197,807
o	8,383,086
o	7,776,326

Trademarks:

-	Canadian Trademarks – List of Numbers

o	TMA961,065
o	TMA961,066
o	TMA942,093
o	TMA950,267
o	TMA942,104
o	TMA941,719

-	United States Trademarks – List of Numbers

o	5,067,059

Industrial Design:

-	Industrial Design – List of Numbers

o	164890